Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS FOURTH QUARTER,
FISCAL 2013 RESULTS
--Fourth Quarter Net Sales Increased 10%--

NASHVILLE, Tenn., March 8, 2013 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the 14-week period ended February 2, 2013, of $38.7 million, or $1.63 per diluted share, compared to earnings from continuing operations of $41.5 million, or $1.72 per diluted share, for the 13-week period ended January 28, 2012. Fiscal 2013 fourth quarter results reflect expenses of $19.3 million, or $0.53 per share after tax, including $15.4 million of expenses related to the 2010 network intrusion; $3.2 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, which are required to be expensed as compensation because the payment is contingent upon the payees' continued employment; and $0.7 million in asset impairment charges; and a higher effective tax rate related to the nondeductibility of the Schuh deferred purchase price expenses. Fiscal 2012 fourth quarter results reflect expenses of $3.7 million, or $0.25 per share after tax, primarily including deferred purchase price expenses and asset impairments, other legal matters and acquisition expenses.

Adjusted for the items described above in both periods, earnings from continuing operations were $51.4 million, or $2.16 per diluted share, for the fourth quarter of Fiscal 2013, compared to earnings from continuing operations of $47.5 million, or $1.97 per diluted share, for the fourth quarter of Fiscal 2012. For consistency with Fiscal 2013's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. Additionally, the Company believes that the presentation of earnings from continuing operations before the compensation expense associated with the Schuh deferred purchase price will enable investors to understand the effect attributable to incorporating a continuing employment condition into the obligation to pay deferred purchase price. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the 14-week fourth quarter of Fiscal 2013 increased 10% to $797 million from $723 million in the 13-week fourth quarter of Fiscal 2012, with the extra week accounting for approximately half the increase. Consolidated fourth quarter 2013 comparable sales, including same store sales and comparable e-commerce and catalog sales, decreased 2% on a 14-week basis, with a 1% decrease in the Journeys Group, a 10% decrease in the Lids Sports Group, a 7% increase in the Schuh Group, and a 2% increase in the Johnston & Murphy Group.

The Company also reported earnings from continuing operations for the 53-week period ended February 2, 2013, of $111.0 million, or $4.62 per diluted share, compared to earnings from continuing operations of $83.0 million, or $3.48 per diluted share, for the 52-week period ended January 28, 2012. Fiscal 2013 earnings reflect after-tax charges of $0.44 per diluted share, including network intrusion-related expenses, compensation expense associated with the Schuh deferred purchase price, asset impairments, and other legal matters, and a higher effective tax rate. Fiscal 2012 earnings reflected after-tax charges of $0.61 per diluted share, including compensation expense associated with the Schuh

Exhibit 99.1

deferred purchase price, acquisition expenses, asset impairments, other legal matters, and network intrusion-related expenses.

Adjusted for the listed items in both years, earnings from continuing operations were $121.8 million, or $5.06 per diluted share, for Fiscal 2013, compared to earnings from continuing operations of $97.5 million, or $4.09 per diluted share, for Fiscal 2012. For consistency with previously announced earnings expectations, which did not reflect the listed items, the Company believes that disclosure of earnings from continuing operations adjusted for those items will be useful to investors. A reconciliation of the adjusted financial measures to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release. Net sales for Fiscal 2013 increased 14% to $2.60 billion from $2.29 billion in Fiscal 2012.

Robert J. Dennis, chairman, president and chief executive officer of Genesco, said, “Fiscal 2013 was another solid year for Genesco, highlighted by annual sales and adjusted earnings per share increases of 14% and 24%, respectively. We believe that the strong earnings performance in a year characterized by challenges in our markets and in the broader economy demonstrates the resiliency of our business model.”

“Fiscal 2014 has started off somewhat slowly, with February consolidated comparable sales down 9%. We believe that most of the negative factors we have identified in our recent performance, including a delay in initial federal tax refunds and the timing of new product deliveries versus a year ago, are temporary. Comparable sales improved in the course of February, but we remain cautious in our near-term outlook given continuing uncertainty in the economy and in some of our markets and the relatively strong prior year comparisons we face in the first half of this year.

“Based on current visibility, we expect adjusted Fiscal 2014 diluted earnings per share to be in the range of $5.57 to $5.67, which represents a 10% to 12% increase over fiscal 2013's adjusted earnings per share of $5.06. Consistent with previous guidance, these expectations do not include expected non-cash asset impairments and other charges, which are estimated in the range of $3.0 million to $4.0 million pretax, or $0.08 to $0.11 per share, after tax, in Fiscal 2014. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which are currently estimated at approximately $11.6 million, or $0.49 per diluted share, for the full year. This guidance assumes comparable sales increases in the low single digit range for the full fiscal year.” A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We enter the new year focused on continuing to navigate successfully through the short-term headwinds while executing our long-term growth strategies.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on March 8, 2013 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Exhibit 99.1

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com , www.suregripfootwear.com and www.dockersshoes.com. The Company's Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Lids Locker Room and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand,

Exhibit 99.1

SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter*		Fiscal Year Ended*
	February 2,	January 28,	February 2,	January 28,
In Thousands	2013	2012**	2013	2012**
Net sales	$796,693	$723,369	$2,604,817	$2,291,987
Cost of sales	412,380	368,677	1,306,470	1,144,281
Selling and administrative expenses***	305,542	283,169	1,113,340	1,001,159
Asset impairments and other, net	16,141	741	17,037	2,677
Earnings from operations***	62,630	70,782	167,970	143,870
Interest expense, net	1,406	1,628	5,031	5,092
Earnings from continuing operations
before income taxes	61,224	69,154	162,939	138,778

Income tax expense	22,547	27,656	51,941	55,794
Earnings from continuing operations	38,677	41,498	110,998	82,984

Provision for discontinued operations	(150)	(28)	(462)	(1,025)
Net Earnings	$38,527	$41,470	$110,536	$81,959

*Fourth quarter for the 14-week period ended February 2, 2013 and 13-week period ended January 28, 2012. Fiscal 2013 for the 53-week period ended February 2, 2013 and Fiscal 2012 for the 52-week period ended January 28, 2012.
**Certain shipping and warehouse expenses have been reclassed from selling and administrative expenses to cost of sales in Fiscal 2012 to conform to the current year presentation.
***Includes $3.2 million and $12.1 million, respectively, in deferred payments related to the Schuh acquisition for the fourth quarter and fiscal year ended February 2, 2013. Includes $3.0 million and $13.9 million, respectively, of deferred payments related to the Schuh acquisition and acquisition related expenses for the fourth quarter and fiscal year ended January 28, 2012.

Earnings Per Share Information
	Fourth Quarter		Fiscal Year Ended
	February 2,	January 28,	February 2,	January 28,
In Thousands (except per share amounts)	2013	2012	2013	2012
Preferred dividend requirements	$33	$46	$147	$193

Average common shares - Basic EPS	23,377	23,462	23,584	23,234

Basic earnings per share:
From continuing operations	$1.65	$1.77	$4.70	$3.56
Net earnings	$1.65	$1.77	$4.68	$3.52

Average common and common
equivalent shares - Diluted EPS	23,787	24,095	24,037	23,848

Diluted earnings per share:
From continuing operations	$1.63	$1.72	$4.62	$3.48
Net earnings	$1.62	$1.72	$4.60	$3.43

GENESCO INC.

Consolidated Earnings Summary
	Fourth Quarter		Fiscal Year Ended
	February 2,	January 28,	February 2,	January 28,
In Thousands	2013	2012	2013	2012
Sales:
Journeys Group	$337,493	$316,748	$1,111,490	$1,020,116
Schuh Group	126,762	100,077	370,480	212,262
Lids Sports Group	240,503	226,578	791,255	759,324
Johnston & Murphy Group	69,089	59,957	221,860	201,725
Licensed Brands	22,526	19,717	108,498	97,444
Corporate and Other	320	292	1,234	1,116
Net Sales	$796,693	$723,369	$2,604,817	$2,291,987
Operating Income (Loss):
Journeys Group	$42,509	$40,631	$106,929	$82,452
Schuh Group (1)	8,662	7,371	7,875	11,711
Lids Sports Group	27,482	31,347	85,794	82,349
Johnston & Murphy Group	6,756	5,653	15,737	13,682
Licensed Brands	1,548	1,458	10,064	9,456
Corporate and Other (2)	(24,327)	(15,678)	(58,429)	(55,780)
Earnings from operations	62,630	70,782	167,970	143,870
Interest, net	1,406	1,628	5,031	5,092
Earnings from continuing operations
before income taxes	61,224	69,154	162,939	138,778
Income tax expense	22,547	27,656	51,941	55,794
Earnings from continuing operations	38,677	41,498	110,998	82,984

Provision for discontinued operations	(150)	(28)	(462)	(1,025)
Net Earnings	$38,527	$41,470	$110,536	$81,959

(1)Includes $3.2 million and $12.1 million in deferred payments related to the Schuh acquisition in the fourth quarter and fiscal year ended February 2, 2013, respectively, and $2.9 million and $7.2 million for the fourth quarter and fiscal year ended January 28, 2012, respectively.

(2)Includes a $16.1 million charge in the fourth quarter of Fiscal 2013 which includes $15.4 million for network intrusion expenses and $0.7 million for asset impairments; and includes a $17.0 million charge in Fiscal 2013 which includes $15.5 million for network intrusion expenses, $1.4 million for asset impairments and $0.1 million for other legal matters. Includes a $0.8 million charge in the fourth quarter of Fiscal 2012 which includes $0.6 million for other legal matters and $0.2 million for network intrusion expenses; and includes $2.7 million of other charges in Fiscal 2012 which includes $1.1 million for asset impairments, $0.7 million for network intrusion expenses and $0.9 million for other legal matters. The fourth quarter and year of Fiscal 2012 also included $0.1 million and $6.7 million, respectively, of acquisition related expenses.

GENESCO INC.

Consolidated Balance Sheet
	February 2,	January 28,
In Thousands	2013	2012
Assets
Cash and cash equivalents	$59,795	$53,790
Accounts receivable	48,214	43,713
Inventories	505,344	435,113
Other current assets	68,918	62,696
Total current assets	682,271	595,312
Property and equipment	241,669	227,689
Other non-current assets	409,437	414,264
Total Assets	$1,333,377	$1,237,265
Liabilities and Equity
Accounts payable	$118,350	$138,938
Current portion long-term debt	5,675	8,773
Other current liabilities	152,672	156,751
Total current liabilities	276,697	304,462
Long-term debt	45,007	31,931
Other long-term liabilities	201,155	183,262
Equity	810,518	717,610
Total Liabilities and Equity	$1,333,377	$1,237,265

GENESCO INC.

Retail Units Operated - Twelve Months Ended February 2, 2013
	Balance	Acquisi-			Balance	Acquisi-			Balance
	1/29/2011	tions	Open	Close	1/28/2012	tions	Open	Close	2/2/2013
Journeys Group	1,168	—	18	32	1,154	—	32	29	1,157
Journeys	813	—	14	15	812	—	22	14	820
Underground by Journeys	151	—	—	14	137	—	—	7	130
Journeys Kidz	149	—	4	1	152	—	9	5	156
Shi by Journeys	55	—	—	2	53	—	1	3	51
Schuh Group	—	75	6	3	78	—	16	2	92
Schuh UK	—	51	6	1	56	—	15	1	70
Schuh ROI	—	8	—	—	8	—	1	—	9
Schuh Concessions	—	16	—	2	14	—	—	1	13
Lids Sports Group	985	10	40	33	1,002	33	47	29	1,053
Johnston & Murphy Group	156	—	6	9	153	—	9	5	157
Shops	111	—	1	9	103	—	4	5	102
Factory Outlets	45	—	5	—	50	—	5	—	55
Total Retail Units	2,309	85	70	77	2,387	33	104	65	2,459

Retail Units Operated - Three Months Ended February 2, 2013
	Balance	Acquisi-			Balance
	10/27/2012	tions	Open	Close	2/2/2013
Journeys Group	1,157	—	9	9	1,157
Journeys	818	—	6	4	820
Underground by Journeys	133	—	—	3	130
Journeys Kidz	155	—	3	2	156
Shi by Journeys	51	—	—	—	51
Schuh Group	88	—	4	—	92
Schuh UK	66	—	4	—	70
Schuh ROI	9	—	—	—	9
Schuh Concessions	13	—	—	—	13
Lids Sports Group	1,047	13	6	13	1,053
Johnston & Murphy Group	156	—	4	3	157
Shops	104	—	1	3	102
Factory Outlets	52	—	3	—	55
Total Retail Units	2,448	13	23	25	2,459

Comparable Sales (including same store and comparable direct sales)
	Fourth Quarter Ended		Fiscal Year Ended
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012
Journeys Group	(1)%	12%	6%	14%
Schuh Group	7%	—	8%	—
Lids Sports Group	(10)%	12%	(3)%	12%
Johnston & Murphy Group	2%	9%	4%	11%
Total Comparable Sales	(2)%	11%	3%	13%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Fourth Quarter Ended February 2, 2013 and January 28, 2012

	Fourth	Impact on	Fourth	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Jan 2013	EPS	Jan 2012	EPS
Earnings from continuing operations, as reported	$38,677	$1.63	$41,498	$1.72

Adjustments: (1)
Impairment charges	431	0.02	32	—
Acquisition expenses	—	—	142	0.01
Deferred payment - Schuh acquisition	3,216	0.13	2,917	0.12
Other legal matters	—	—	387	0.02
Network intrusion expenses	9,831	0.41	86	—
Higher (lower) effective tax rate	(775)	(0.03)	2,391	0.1

Adjusted earnings from continuing operations (2)	$51,380	$2.16	$47,453	$1.97

(1) All adjustments are net of tax where applicable. The tax rate for the fourth quarter of Fiscal 2013 is 36.2% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the fourth quarter of Fiscal 2012 is 34.8% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.8 million and 24.1 million share count for Fiscal 2013 and 2012, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income
Fourth Quarter Ended February 2, 2013 and January 28, 2012

	Fourth Qtr	Fourth Qtr
In Thousands	Jan 2013	Jan 2012
Operating income	$8,662	$7,371

Adjustments:
Deferred payment - Schuh acquisition	3,216	2,917

Adjusted operating income	$11,878	$10,288

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Fiscal Years Ended February 2, 2013 and January 28, 2012

		Impact on		Impact on
	Fiscal Year	Diluted	Fiscal Year	Diluted
In Thousands (except per share amounts)	Jan 2013	EPS	Jan 2012	EPS
Earnings from continuing operations, as reported	$110,998	$4.62	$82,984	$3.48

Adjustments: (1)
Impairment charges	887	0.04	706	0.03
Acquisition expenses	—	—	5,770	0.24
Deferred payment - Schuh acquisition	12,070	0.50	7,218	0.30
Other legal matters	46	—	567	0.02
Network intrusion expenses	9,896	0.41	415	0.02
Higher effective tax rate (2)	(12,122)	(0.51)	(160)	—

Adjusted earnings from continuing operations (3)	$121,775	$5.06	$97,500	$4.09

(1) All adjustments are net of tax where applicable. The tax rate for Fiscal 2013 is 36.4% excluding a FIN 48 discrete item of $0.3 million. The tax rate for Fiscal 2012 is 36.95% excluding a FIN 48 discrete item of $0.4 million.

(2) Includes a net benefit of $9.3 million recognized in the third quarter of Fiscal 2013 in connection with the resolution of various previously uncertain tax positions.

(3) EPS reflects 24.0 million and 23.8 million share count for Fiscal 2013 and 2012, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Schuh Group
Adjustments to Reported Operating Income
Fiscal Years Ended February 2, 2013 and January 28, 2012
	Fiscal Year	Fiscal Year
In Thousands	Jan 2013	Jan 2012
Operating income	$7,875	$11,711

Adjustments:
Deferred payment - Schuh acquisition	12,070	7,218

Adjusted operating income	$19,945	$18,929

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2014

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2014		Fiscal 2014
Forecasted earnings from continuing operations	$121,299	$5.10	$118,921	$5.00

Adjustments: (1)
Impairment	1,899	0.08	1,899	0.08
Deferred payment - Schuh acquisition	11,554	0.49	11,554	0.49

Adjusted forecasted earnings from continuing operations (2)	$134,752	$5.67	$132,374	$5.57

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2014 is approximately 37% excluding a FIN 48 discrete item of $0.2 million.

(2) EPS reflects 23.8 million share count for Fiscal 2014 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.